UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2017
CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

COLORADO	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 FIRST STAMFORD PLACE
STAMFORD, CT		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 28, 2017, Cenveo, Inc. (the “Company”) received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the 30 consecutive business days prior to the date of the letter, the market value of “publicly held” shares of the Company was less than $15 million, which does not meet the requirement for continued listing on The Nasdaq Global Market, as required by Nasdaq Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(D), Nasdaq has provided the Company with 180 calendar days, or until May 28, 2018, to regain compliance with the MVPHS Rule. If the Company regains compliance with the MVPHS Rule, Nasdaq will provide written confirmation to the Company and close the matter.

This notification has no immediate effect on the Company’s listing on The Nasdaq Global Market or on the trading of the Company’s common stock.

To regain compliance with the MVPHS Rule, the market value of the Company’s publicly held shares must meet or exceed $15 million for a minimum of ten consecutive business days during the 180 day grace period. If the Company does not regain compliance with the MVPHS Rule during this grace period, Nasdaq will provide written notice that the Company’s common stock is subject to delisting from The Nasdaq Global Market. In that event, the Company may appeal such determination to a hearings panel.

The Company intends to actively monitor its stock price and will consider available options, if any, to resolve the deficiency and regain compliance with the MVPHS Rule, including applying to transfer to The Nasdaq Capital Market, which has a minimum MVPHS requirement of $1 million. There can be no assurance that the Company will be able to regain compliance or that the Company will be able to maintain or transfer its Nasdaq listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2017

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer